Exhibit 10.6

EXECUTION VERSION

FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED MORTGAGE

WAREHOUSING AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED MORTGAGE WAREHOUSING AND SECURITY AGREEMENT (this “Amendment”) is made as of June 28, 2013, by and among EF&A FUNDING, L.L.C., d/b/a ALLIANT CAPITAL, LLC (the “Borrower”), BANK OF AMERICA, N.A., as Credit Agent (in such capacity, the “Credit Agent”), and the LENDERS party to this Amendment (the “Lenders”).

WITNESSETH:

WHEREAS, capitalized terms used in this Amendment without definition have the meanings provided therefor in that certain Fifth Amended and Restated Mortgage Warehousing and Security Agreement dated as of April 16, 2010, by and among the Borrower, the Credit Agent and the Lenders (as amended to date, the “Loan Agreement”); and

WHEREAS, the Borrower has been approved by (a) the United States Department of Housing and Urban Development (together with any successor agency or other entity, “HUD”) as a mortgagee and lender under various programs of the Federal Housing Administration (together with any successor agency or other entity, “FHA”), and (b) Ginnie Mae as an issuer of mortgage-backed securities guaranteed by Ginnie Mae; and

WHEREAS, the Borrower (a) desires to have FHA Mortgage Loans (as that term is defined in the definition thereof added to the Loan Agreement pursuant to Section 1(b) of this Amendment) included as “Mortgage Loans” under the Loan Agreement, in order that, subject to the terms and conditions of this Amendment and applicable provisions of the Loan Agreement, among other things, FHA Mortgage Loans will be eligible to have Credit Value included with the determination of the Borrowing Base, and (b) has requested that the Credit Agent and the Lenders agree to amend the Loan Agreement in order to accomplish and implement foregoing; and

WHEREAS, the Credit Agent and the Lenders have agreed to additional further amendments to the Loan Agreement as set forth herein, all on, and subject to, the terms and conditions set forth herein,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Credit Agent, and the Lenders agree as follows:

1.                                      Amendment to Loan Agreement. As of the Effective Date (as hereafter defined), the Loan Agreement is hereby amended as follows:

(a)                                 The definitions of terms which are defined in this Amendment shall be deemed to be incorporated into the Loan Agreement.

(b)                                 The date “June 30, 2013” where it appears in clause (2) of the second sentence of Section 1.1(i) of the Loan Agreement is hereby deleted and replaced with “January 31, 2014.”

(c)                                  Section 1.4(i) is hereby amended by (i) adding the definition of “LIBOR” set forth below, and (ii) deleting in its entirety the definition of BBA LIBOR Daily Floating Rate where it appears therein and replacing it with the following:

“LIBOR” means the British Bankers Association LIBOR rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available.

“BBA LIBOR Daily Floating Rate” means, for any interest calculation with respect to LIBOR Loans on any date, the rate per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Agent from time to time ), at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day or (b) if such published rate is not available at such time for any reason, the rate per annum determined by Credit Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the Advances being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination. “London Banking Day” means a day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

(d)                                 Section 1.6(i) is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“The Company shall from time to time furnish to the Credit Agent resolutions or other appropriate evidence of authority, in form and substance satisfactory to the Credit Agent, identifying the individuals authorized to borrow and to execute documents on behalf of the Company (each such individual, an “Authorized Person”), and any two Authorized Persons may request an Advance hereunder, for purposes of either a General Advance or a Mortgage Loan Funding Advance, by transmitting a request in the form of Exhibit C-1 for a General Advance and Exhibit C-2 for a Mortgage Loan Funding Advance (each, a “Request for Advance”) to the Credit Agent by original (sent by U.S. Mail or commercial overnight delivery service), scanned original, or telephonic facsimile signatures not later than (a) for Mortgage Loan Funding Advances, 3:00 p.m. (Michigan time) on the Business Day before the Business Day on which the Company desires the Advance, and (b) for General Advances, (i) when the Credit Agent is the only Lender hereunder, 4:00 p.m. (Michigan time) on the Business Day the Company desires such Advance, and (ii) when there is more than one Lender hereunder, by 2:00 p.m. (Michigan time) on the Business Day the Company desires such Advance.”

(e)                                  Section 1.6(vi) is hereby deleted in its entirety and replaced with the following:

“(vi)                        (a)                                 When the Company requests a Mortgage Loan Funding Advance, or when Mortgage Loans are closed by the Company without using funds advanced under this Facility, the Company shall (x) deliver to the Collateral Agent (“Collateral Agent” shall mean the Credit Agent at its Chicago, Illinois facility or any other entity or location designated by the Credit Agent) the applicable Mortgage Documents for such Mortgage Loans (depending on whether such Mortgage Loans are DUS Mortgage Loans or FHA Mortgage Loans), and (y) with respect to FHA Mortgage Loans, shall comply with all other procedures set forth in Exhibit M.

“(b)                           As used in this Agreement, the following terms have the following meanings:

“Commitment” means, as applicable, (a) a Fannie Mae Direct Purchase Commitment, (b) a Fannie Mae MBS Commitment accompanied by a Fannie Mae MBS Purchase Commitment (which, if issued by an Approved Investor other than Fannie Mae, must be in form and substance reasonably satisfactory to the Credit Agent) to purchase the Fannie Mae MBS to be issued pursuant thereto, or (c) an FHA Purchase Commitment.

“DUS Mortgage Loan” means a loan originated by the Company under Fannie Mae’s Multifamily Delegated Underwriting and Servicing program (the “DUS Program”), secured by a first lien (or subordinate lien, if the loan qualifies as a Fannie Mae Supplemental Loan under the DUS Program) on real property: (A) which is improved by a completed multi-family residential structure or structures located in the United States or the District of Columbia, (B) which is evidenced by a Mortgage Note dated not more than five (5) days prior to the delivery of possession to the Collateral Agent, (C) as to which the representations and warranties relating to Mortgage Loans set forth in this Agreement are true and correct, and (D) which is subject to and covered by a Commitment.

“DUS Mortgage Loan Documents” means, with respect to any DUS Mortgage Loan, the following:

(A)                               the duly executed original promissory note made payable to the Company under such Mortgage Loan, properly endorsed by the Company in blank (each a “Mortgage Note”) plus one copy of such Mortgage Note;

(B)                               an original unrecorded, duly executed and acknowledged assignment of the mortgage and, if separate, the assignment of leases and rents securing such Mortgage Note, by the Company, as assignor, each, as applicable, to be assigned in blank and in recordable form;

(C)                               either the original, recorded mortgage securing such Mortgage Note, or a photocopy of the original mortgage, certified by a title or escrow company to be a true photocopy of the original document delivered for recording;

(D)                               either a copy of the mortgagee title insurance commitment proposing to insure the lien of the mortgage as a first lien (or subordinate lien, if permitted hereunder), or other evidence satisfactory to the Credit Agent in its sole, absolute and unfettered discretion that the lien of each Mortgage Loan is a first mortgage lien (or subordinate lien, if permitted hereunder);

(E)                                a true and correct copy of the Commitment (which must be printed from Fannie Mae’s Multifamily Committing and Delivery System, in the case of a Direct Purchase Commitment or an MBS Commitment, if such system is required to be used therefor pursuant to the DUS Guide);

(F)                                 a Request for Advance, with appropriate insertions and executed as required pursuant to Section 1.6(i);

(G)                               a copy of the Company’s written commitment to the Mortgage Loan borrower;

(H)                              an unrecorded assignment, in blank, of the Security Agreement between the Collateral Mortgage Loan borrower to the Company, if applicable; and

(I)                                   A fully signed counterpart (without exhibits or schedules) of the Company’s escrow instructions letter to the closing agent, countersigned by the closing agent. Such instructions shall be in form and substance satisfactory to the Credit Agent.

“Eligible Health Care Facility” means a project eligible for financing under either the HUD Section 232 Mortgage Insurance for Residential Care Facilities (assisted living facility, nursing home, intermediate care facility, board and care home) program or the HUD Section 242 Mortgage Insurance for Hospitals program, provided that in either case the Company is approved by HUD to submit pre-application packages and Firm Commitment applications for such financing.

“Fannie Mae Direct Purchase Commitment” means a Mandatory Delivery-Commitment - Multifamily Delegated Underwriting issued by Fannie Mae to purchase a DUS Mortgage Loan.

“Fannie Mae MBS” means a mortgage-backed security issued by Fannie Mae to or at the direction of the Company pursuant to Fannie Mae’s MBS/DUS product line (a) in exchange for the delivery by the Company to Fannie Mae of a DUS Mortgage Loan pursuant to a Fannie Mae MBS Commitment, and (b) backed by such DUS Mortgage Loan.

“Fannie Mae MBS Commitment” means an Optional Delivery Commitment Multifamily MBS/DUS issued by Fannie Mae with respect to a DUS Mortgage Loan.

“Fannie Mae MBS Purchase Commitment” means a written commitment from Fannie Mae or an Approved Investor to purchase the Fannie Mae MBS to be issued pursuant to a Fannie Mae MBS Commitment.

“FHA Construction Mortgage Loan” means a loan originated by the Company for the construction or substantial rehabilitation of a multifamily property or an Eligible Health Care Facility, the payment and performance of which is fully insured by FHA and secured by a mortgage.

“FHA Mortgage Loan” means an FHA Construction Mortgage Loan or an FHA Permanent Mortgage Loan, which, as to both, is secured by a first lien on real property: (A) which is improved, or, in the case of an FHA Construction Loan is to be improved, by a completed multi-family residential structure or structures or an Eligible Health Care Facility, in all cases located in the United States or the District of Columbia, (B) which is evidenced by a Mortgage Note dated not more than five (5) days prior to the delivery of possession to the Collateral Agent, or, in the case of an FHA Construction Mortgage Loan, to the applicable approved custodian, (C) as to which the representations and warranties relating to Mortgage Loans set forth in this Agreement are true and correct, and (D) which is subject to and covered by an FHA Purchase Commitment.

“FHA Mortgage Loan Documents” means, with respect to each FHA Mortgage Loan, (a) the Mortgage Note, the mortgage securing the Mortgage Note, and all other documents including, if applicable, any security agreement, executed in connection with or relating to the Mortgage Loan, (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA commitment to insure, or private mortgage insurance, (c) any other document listed in Exhibit M, and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an investor or that is customarily executed by the seller of a Mortgage Note to an investor.

“FHA Permanent Mortgage Loan” means a permanent mortgage loan originated by the Company on a multifamily property or an Eligible Health Care Facility, the payment and performance of which is fully insured by FHA.

“FHA Purchase Commitment” means an unconditional, fixed price, irrevocable written commitment, in form and substance satisfactory to the Credit Agent, issued in favor of the Company by an Approved Investor under which that Approved Investor commits to purchase from the Company FHA Mortgage Loans or Ginnie Mae MBS.

“Ginnie Mae” means Ginnie Mae, formerly known as the Government National Mortgage Association, an agency of the United States government, and any successor thereto.

“Ginnie Mae MBS” means a mortgage-backed security issued by the Company in accordance with the applicable Ginnie Mae Guide, (a) which is guaranteed by Ginnie Mae, (b) which is backed by an FHA Mortgage Loan which had been a Collateral Mortgage Loan, and (c) as to which the Company complied with all applicable requirements of Exhibit M.

“MBS” means, as applicable, a Fannie Mae MBS or a Ginnie Mae MBS.

“Mortgage Documents” means, as applicable to the type of Mortgage Loan (i.e., a DUS Mortgage Loan or an FHA Mortgage Loan), the DUS Mortgage Loan Documents (as herein defined) or the FHA Mortgage Loan Documents (as herein defined).

“Mortgage Loan” means either a DUS Mortgage Loan (as herein defined) or an FHA Mortgage Loan (as herein defined).”

(f)                                   Section 1.7(b) is hereby deleted in its entirety and replaced with the following:

“(b) “Credit Value” means, at any time of determination with respect to any Mortgage Loan, an amount equal to one hundred percent (100%) of the lesser of (i) as to any Pledged Asset other than an FHA Construction Mortgage Loan and the related Ginnie Mae MBS, (x) the applicable Commitment Amount, (y) the outstanding principal amount thereof at such time, and (z) the actual principal amount thereof funded by the Company, and (ii) with respect to each advance by the Company of a draw under an FHA Construction Mortgage Loan and the related Ginnie MBS, (x) the amount of such advance actually funded by the Company, and (y) the Commitment Amount related to such draw.”

(g)                                  The following new Section 1.7(iii) is hereby added following Section 1.7(ii):

“(iii) Notwithstanding any provision of this Agreement, no Advance will be made against an FHA Construction Mortgage Loan (and FHA Construction Mortgage Loans shall have a Credit Value of Zero) unless (A) the Credit Agent has at one time had or will obtain (as provided in Exhibit M) possession of the related Mortgage Note, and (B) the related Mortgage Note is in the possession of either (x) an appropriate title company or settlement attorney, or the Company’s counsel for closing, or (y) an approved Ginnie Mae custodian.”

(h)                                 Section 1.8 is hereby deleted in its entirety and replaced with the following:

“1.8                         Additional Provisions Relating to Interest Rate, Increased Costs, and Taxes.

(i)                                     As used in this Agreement, the following terms have the following meanings:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with and any current or future regulation or official interpretation thereof).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Law” or “Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of any Governmental Authority.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, including any such Taxes as defined and described in Section 1.8(v).

(ii)                                  If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or assets, or those of such Lender’s holding company, as a consequence of this Agreement, any Note, the Warehousing Commitment of such Lender, or the Advances held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, upon notice from Credit Agent to the Company and delivery by Credit Agent of a statement setting forth the reduction in the rate of return experienced by the affected Lender or its holding company and the amount necessary to compensate such Lender under this Section 1.8(ii), from time to time the Company shall be obligated to pay to the affected Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Each determination by a Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

(iii)                               If Credit Agent determines (which determination shall be conclusive) that for any reason (a) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market for an amount equal to all outstanding and requested Advances, (b) adequate and reasonable means do not exist for ascertaining the BBA LIBOR Daily Floating Rate for any day in accordance with the definition thereof, or (c) the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lenders of funding (including maintaining) Advances, then Credit Agent shall give the Company prompt notice thereof, and thereafter, until the Credit Agent notifies the Company that such condition no longer exists, the Facility (and all outstanding and future Advances under the Facility) shall bear interest at the Applicable Base Rate. “Applicable Base Rate” means, for any day, the Base Rate for such day, plus one and six tenths percent (1.60%). “Base Rate” means, on any day, the greater of (a) the Prime Rate in effect for such day, and (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 0.50%. “Prime Rate” means on any day, the rate of interest per annum in effect for such day as publicly announced by Bank of America as its “prime rate,” it being understood and agreed that such is based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

(iv)                              If any Change in Law shall:

(a)                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)                                 subject Credit Agent or any Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)                                  impose on any Lender or the London interbank eurodollar market any other condition, cost or expense affecting this Agreement or any Note or the Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Advance the interest on which is determined by reference to the BBA LIBOR Daily Floating Rate (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Each determination by a Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

(v)                                 Any and all payments by the Company to or for the account of Credit Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Credit Agent and any Lender, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Credit Agent or such Lender, as the case may be, is organized or maintains a lending office, and (b) any U.S. federal withholding Taxes imposed pursuant to FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Credit Agent or any Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Credit Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Company shall furnish to Credit Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(vi)                              In addition, the Company agrees to pay any and all present or future stamp, court, recording, transfer or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(vii)                           If the Company shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Credit Agent or any Lender, the Company shall also pay to Credit Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(viii)                        The Company agrees to indemnify Credit Agent and each Lender for (a) the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 1.8) paid by any of them and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto; (b) any other amounts payable under Section 1.8; and (c) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Payment under this Section 1.8(viii) shall be made within 30 days after the date Credit Agent makes a demand therefor.

(ix)                              Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund advances whose interest is determined by reference to the London Interbank Offered Rate (a “LIBOR Loan”), or to determine or charge interest rates based upon the London Interbank Offered Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then the Credit Agent may, by written notice to the Company (x) declare that LIBOR Loans will not thereafter be made by any Lender hereunder, whereupon all subsequent Advances shall bear interest at the Applicable Base Rate unless such declaration shall be subsequently withdrawn; and/or (y) require that the interest rate accruing on any then outstanding Advances be automatically converted to the Applicable Base Rate from the date of such notice until such Advances are repaid or such declaration shall be subsequently withdrawn.

(x)                                 Failure or delay on the part of Credit Agent or any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Credit Agent’s or such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate Credit Agent or a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Credit Agent or such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of Credit Agent’s or such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to add the period of retroactive effect thereof).

(xi)                              Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section shall survive the termination of the Warehousing Commitments and the payment in full of all the other Obligations.”

(i)                                     Sections 1.12(iii)(h) and (i) are hereby amended by replacing the words “Pledged Loan” where they appear therein with the words “Pledged Asset.”

(j)                                    Section 2.1 is hereby deleted in its entirety and replaced with the following:

“2.1                         Grant of Security Interest

The Company hereby grants to the Credit Agent, for the benefit of the Credit Agent and the Lenders, a continuing security interest in and to all of the Company’s right, title and interest in and to, the following, whether now or hereafter existing, arising, or owned:

(i)                                     each Mortgage Loan delivered to Credit Agent or the Collateral Agent and accepted by the Credit Agent as collateral for an Advance or in respect of which the Lenders have made an Advance under this Agreement (each a “Collateral Mortgage Loan”) and each MBS backed in whole or in part by or created in whole or in part on the basis of a Mortgage Loan previously delivered to the Credit Agent or the Collateral Agent pursuant to the terms of this Agreement or in respect of which the Lenders have made an Advance under this Agreement (each, a “Collateral MBS,” and, together with Collateral Mortgage Loans, “Pledged Assets”), including, without limitation, all Mortgage Documents and other documents executed by the mortgagors in respect of each Collateral Mortgage Loan, and all other documents which the Company has title to or an interest in which are related to any Pledged Asset, together with all payments and prepayments of principal, interest, penalties and other sums due or to become due on each Pledged Asset, insurance policies and the Proceeds (as such term is defined in the Uniform Commercial Code of New York (the “UCC”) from time to time in effect) thereof of any kind and condemnation Proceeds in connection with each Collateral Mortgage Loan,

(ii)                                  each Commitment currently existing or hereafter acquired in respect of any Pledged Asset,

(iii)                               all commitments issued by FHA to insure or guarantee any Collateral Mortgage Loan or with respect to which an Advance is otherwise made, and any debentures or other instruments issued by FHA in connection with any such commitment or Collateral Mortgage Loan, and all rights with respect to any such insurance, including all payment rights,

(iv)                              all fees, charges and other sums due or to become due to the Company from the obligors under or in connection with each Collateral Mortgage Loan (but expressly and specifically excluding the servicing fees and other rights arising under such agreements or arrangements), together with all Mortgage Loan and other files, surveys, appraisals, documents, correspondence, books, accounting and other records, information and data relating to the Collateral Mortgage Loans and all computers, terminals, hard and soft disks, computer tapes, data banks and other information storage facilities and all hardware, software and firmware for such computers and all related information processing and hard copy output of such facilities insofar as they relate to the Collateral Mortgage Loans,

(v)                                 the Proceeds of all of the foregoing, and

(vi)                              all now existing or hereafter arising deposit accounts, including the operating account maintained by the Company with the Credit Agent (the “Operating Account”) and the Investable Capital Account, but excluding custodial accounts maintained for Fannie Mae, other investors, Ginnie Mae, or on behalf of Collateral Mortgage Loan borrowers, maintained in the Company’s name with the Credit Agent or any Lender, and any and all funds at any time deposited or held therein ((i-vi) collectively referred to as the “Collateral”), in order to secure the prompt payment and performance of all obligations of the Company hereunder and under the Notes, and all renewals, extensions, increases, modifications, and amendments hereto and thereto and any replacements or restatements thereof or hereof (collectively, the “Obligations”).”

(k)                                 Section 2.4(i) is hereby amended by adding after the words “Fannie Mae” where they appear therein the following: “FHA, HUD, Ginnie Mae, and Approved Investor.”

(l)                                     Section 2.5 is hereby amended by adding the following to the end thereof:

“In the case of Pledged Assets comprising FHA Mortgage Loans and related Ginnie Mae MBS, the security interest of the Credit Agent and the Lenders therein will terminate, and such Pledged Assets shall cease to be Collateral, upon the Credit Agent’s receipt in the Cash Collateral Account of the purchase price therefor, provided that the Company has complied with the applicable provisions of Exhibit M with respect to the issuance and delivery of Ginnie Mae MBS and the sale of such Pledged Asset. The amounts payable to the Cash Collateral Account for the release of any Pledged Asset shall in no event be less than the greater of the applicable Commitment Amount or Credit Value for such Pledged Asset.”

(m)                             Section 3.20 is hereby amended by adding the following to the last sentence thereof immediately before the period: “and with the Company’s applicable agreements with FHA, HUD, Ginnie Mae and Approved Investors and their respective applicable guides.”

(n)                                 Section 3.22 is hereby amended by adding the following immediately prior to the last sentence thereof:

“The Company is not, to its knowledge, the subject of any investigation or review by FHA, HUD, or Ginnie Mae, other than periodic reviews which take place in the ordinary course of business, nor is it the subject of any order by FHA, HUD, or Ginnie Mae placing it on probation, suspension or other condition adversely affecting its ability to originate, sell, or service the Collateral.”

(o)                                 Section 3.25 is hereby amended as follows:

(i)            The following subsections of Section 3.25 are hereby deleted in their entirety and replaced with the following:

“(vii)                     Except for FHA Construction Mortgage Loans, each Mortgage Loan has been fully advanced in the face amount of its Mortgage Note. With respect to FHA Construction Mortgage Loans, only disbursements complying with the terms and conditions thereof have been made thereunder.”

“(x)                           Each first priority Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the lien of the mortgage and meeting the requirements of, as applicable, Fannie Mae, FHA, Ginnie Mae, and the applicable Approved Investor.”

“(xi)                        Each Mortgage Loan which is not a first priority Mortgage Loan (to the extent subordinate Mortgage Loans are permitted under the DUS Program or applicable FHA Mortgage Loan program) is a second (or third, if permitted by Fannie Mae or HUD, as applicable) priority mortgage on the premises described in that mortgage, and has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the lien of such Mortgage and meeting the requirements of as applicable, Fannie Mae, FHA, Ginnie Mae, and the applicable Approved Investor.”

“(xvi)                 All fire and casualty policies covering the real property and improvements encumbered by each mortgage included in the Collateral Mortgage Loan name the Company and its successors and assigns as insured, and (a) name, as applicable, Fannie Mae or HUD and its successors and assigns as an additional (or primary, if required under the applicable guide) insured (and otherwise will comply with all applicable Fannie Mae, FHA, HUS Ginnie Mae, and Approved Investor requirements with respect to named insureds and loss payees), (b) are and will continue to be in full force and effect and (c) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time generally available.”

“(xx)                    Other than, as applicable, pursuant to its agreements with Fannie Mae pursuant to the DUS Program and pursuant to its agreements with and the guides of FHA, HUD, Ginnie Mae, or as disclosed to and permitted by Fannie Mae, FHA, HUD, or Ginnie Mae, as applicable, neither the Company nor any of the Company’s affiliates has any ownership interest, right to acquire any ownership interest or equivalent economic interest in any property securing a Collateral Mortgage Loan or the mortgagor under the Collateral Mortgage Loan or any other obligor on the Mortgage Note for such Collateral Mortgage Loan.”

(ii)           The following new subsection (xxiii) is hereby added:

“(xxiii)           Pledged Loans that are intended to be exchanged for MBS comply or, prior to the issuance of the MBS will comply, with the requirements of any governmental instrumentality, department or agency issuing or guaranteeing the MBS.”

(p)                                 Section 4.4 is hereby amended by adding references to “FHA, HUD, Ginnie Mae, and any Applicable Investor” to each reference therein to “Fannie Mae.”

(q)                                 Section 4.5(ii)(g) is hereby deleted in its entirety and replaced with the following:

“(g)                            A copy of the quarterly DUS lender attestation furnished to Fannie Mae, within (i) forty-five (45) days after the last day of each fiscal quarter other than the fourth fiscal quarter, and (ii) within ninety (90) days after the last day of the fourth fiscal quarter.”

(r)                                    Section 4.5(ii)(i) is hereby amended by adding references to “FHA, HUD, and Ginnie Mae” to the reference therein to “Fannie Mae or any other Approved Investor.”

(s)                                   Section 4.7 is hereby amended by adding after the words “Fannie Mae” where they appear therein the following: “, FHA, HUD, and Ginnie Mae, as applicable,”.

(t)                                    Section 4.16 (i)(g) is hereby amended by adding the following immediately before the period: “, as an FHA Title II Nonsupervised FHA Lender for multifamily loan programs, a Multifamily Accelerated Processing (“MAP”) (non- healthcare facilities) lender, a HUD LEAN approved lender using Healthcare Section 232 program (LEAN) procedures, and as a Ginnie Mae issuer and servicer in Ginnie Mae I Multifamily Mortgage-Backed Securities Programs.”

(u)                                 Section 4.17 is hereby amended by adding the following after the words “deed-in-lieu of foreclosure” where they appear therein: “or as required by HUD as a condition to the payment of an insurance claim to the Company under FHA’s insurance of an FHA Mortgage Loan,”.

(v)                                 Section 4.18 is hereby amended as follows:

(i)            In subsection (ii), after the words “Fannie Mae” where they appear therein, the following words are hereby added: “Ginnie Mae, FHA, HUD, and Approved Investor.”

(ii)           In subsection (x), after the words “Fannie Mae DUS program guide” where they appear therein, the following words are hereby added: “and the applicable guides of Ginnie Mae, FHA, HUD and Approved Investors.”

(w)                               The following new Section 4.20 is hereby added following Section 4.19:

“4.20                  Special Representations and Warranties Concerning FHA  Mortgage Loans. The Company represents and warrants to the Credit Agent and the Lenders, as of the date of each Request for Advance and the making of each Advance, that:

(i)            The Company is approved, qualified and in good standing under all of the approvals described in Section 4.16(i)(g).

(ii)                                  Each FHA Mortgage Loan included in the Pledged Loans meets all applicable governmental requirements for such mortgage insurance. The Company has complied and will continue to comply with all laws, rules and regulations with respect to the FHA mortgage insurance of each Pledged Loan designated by the Company as an FHA Mortgage Loan, and such FHA mortgage insurance is and will continue to be in full force and effect.

(iii)                               For FHA Mortgage Loans included in the Pledged Loans that will be used to back Ginnie Mae MBS, the Company has received from Ginnie Mae confirmation notices for any request for additional commitment authority and request for pool numbers, and there remains available under those agreements a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie MBS in an amount at least equal to the amount of the Pledged Loans designated by the Company as the Mortgage Loans to be used to back those Ginnie Mae MBS; each of those confirmation notices is in full force and effect; each of those Pledged Loans has been assigned by the Company to one of those pool numbers and a portion of the available Ginnie Mae commitment authority has been allocated to the Pledged Loans designated by the Company as the Mortgage Loans to be funded by Advances under this Agreement by the Company, in an amount at least equal to those Pledged Loans.”

(iv)                              Clause (4) of Section 6.3(i)(d) is hereby amended by adding the following after the words “Fannie Mae” where they appear therein: “, FHA, HUD, Ginnie Mae,”.

(v)                                 Section 6.3(i)(f) is hereby amended by adding the following after the words “Fannie Mae” where they appear therein: “or other third-party investor”.”

(x)                                 For the avoidance of doubt, the current Exhibit B to the Loan Agreement is attached hereto as Exhibit B. Such Exhibit remains subject to change as provided in Section 1.3(iii) to the Loan Agreement.

(y)                                 Exhibit C-2 to the Loan Agreement is hereby deleted in its entirety and replaced with the form of Exhibit C-2 attached to this Amendment.

(z)                                  Exhibit M in the form of Exhibit M to this Amendment is hereby added as an Exhibit to the Loan Agreement. Upon not less than five (5) Business Days’ prior notice to the Borrower, Credit Agent may modify Exhibit M to conform to current legal requirements or the Credit Agent’s practices and, as so modified, such modified Exhibit will supersede the then form of Exhibit M and become part of Loan Agreement.

(aa)                          The Authorized Persons as of the date of this Amendment are listed on Schedule 1 attached to this Amendment.

2.                                      Conditions Precedent. This Amendment shall be effective upon the satisfaction by the Borrower of, or written waiver by Credit Agent of, the following conditions and any other conditions set forth in this Amendment, by no later than 4:00 p.m. (Chicago time) on the date hereof, subject to extension at the discretion of the Credit Agent (with the date, if at all, by which such conditions have been satisfied or waived being referred to herein as, the “Effective Date”), failing which this Amendment and all related documents shall be null and void at the option of the Credit Agent:

(a)                                 The Credit Agent shall have received the following:

(i)                                     This Amendment, duly executed by the Borrower, the Lenders, and the Credit Agent.

(ii)                                  Copies of the letters from HUD and Ginnie Mae granting the approvals described in Section 4.16(i)(g) of the Loan Agreement as amended by this Amendment.

(iii)                               An opinion of outside counsel to the Borrower, in form and substance reasonably acceptable to the Credit Agent.

(iv)                              A certificate of an appropriate officer of the manager of the Borrower in the form of Exhibit H to this Amendment.

(v)                                 A certificate of legal existence and good standing (or the equivalent) of the Borrower issued by the Secretary of State of Michigan (or other appropriate official of the State of Michigan) dated no more than thirty (30) days prior to the date of this Amendment.

(vi)                              A fully completed and executed IRS Form W-9.

(vii)                           Such other documents as the Credit Agent may reasonably request.

(b)                                 No Default or Event of Default will exist as of the Effective Date.

(c)                                  The representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents shall have been when made, and will be on the Effective Date, true and correct in all material respects, except as to matters which speak to a specific date and changes in the ordinary course to the extent permitted and contemplated by the Loan Agreement.

(d)                                 The Borrower shall have paid to the Credit Agent, for the account of the Lenders, a fully earned, non-refundable commitment fee in the amount of $58,333.00.

(e)                                  In addition to all other expense payment and reimbursement obligations of the Borrower under the Loan Agreement and other Loan Documents, the Borrower will pay or reimburse the Credit Agent its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and disbursements) incurred in connection with the preparation of this Amendment, the Loan Agreement, and any other documents in connection herewith and therewith.

3.                                      Waiver of Claims. The Borrower as of the date hereof and as of the Effective Date, acknowledges, confirms and agrees that it has no offsets, defenses, claims, counterclaims or causes of action of any kind or nature against the Credit Agent and/or any Lender with respect to any of its liabilities and obligations owing to the Credit Agent and/or any Lender, and, in any event, as of the date hereof and as of the Effective Date the Borrower specifically waives, releases, and forever relinquishes all claims, demands, obligations, liabilities, and causes of action of whatever kind or nature, whether known or unknown, which it has or may have as of the date hereof or the Effective Date against the Credit Agent and/or the Lenders, or their respective affiliates, officers, directors, employees, agents, attorneys, independent contractors, and predecessors, together with their successors and assigns, directly or indirectly arising out of or based upon any matter connected with the Loan Agreement or the administration thereof or the obligations created thereby.

4.                                      Acknowledgments by Borrower. As of the date hereof and as of the Effective Date, the Borrower acknowledges, confirms, represents and warrants and agrees that:

(a)                                 This Amendment is a Loan Document.

(b)                                 The term “Collateral” includes, without limitation, all FHA insurance and commitments to insure any FHA Mortgage Loan. The Credit Agent is authorized to file an initial Uniform Commercial Code financing statement and/or amendments to existing Uniform Commercial Code financing statements, as it determines to be appropriate to reflect the amendments to the Loan Agreement set forth in this Amendment.

(c)                                  Except as provided herein, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect, and, as of the date hereof and as of the Effective Date, the Borrower hereby (x) ratifies, confirms and reaffirms all and singular of the terms and conditions of the Loan Agreement and the other Loan Documents applicable to the Borrower, and (y) represents and warrants that:

(i)                                     As of the date the Borrower executes this Amendment, no Default or Event of Default exists, and no Default or Event of Default will exist as of the Effective Date.

(ii)                                  The representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, and will be true and correct in all material respects as of the Effective Date, except as to matters which speak to a specific date, and changes in the ordinary course to the extent permitted and contemplated by the Loan Agreement.

(iii)                               The Borrower has the power and authority and legal right to execute, deliver and perform this Amendment, and has taken all necessary action to authorize the execution, delivery, and performance of this Amendment, and the person executing and delivering this Amendment on behalf of the Borrower is duly authorized to do so.

(iv)                              This Amendment has been duly executed and delivered on behalf of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(d)                                 The Borrower shall promptly pay upon receipt of an invoice or statement therefor the reasonable attorneys’ fees and expenses and disbursements incurred by the Credit Agent in connection with this Amendment and all previous matters relating to the Loan Agreement and the Borrower’s relationship with the Credit Agent and the Lenders.

5.                                      Miscellaneous.

(a)                                 This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as the originals, but each party nevertheless shall deliver original signed counterparts of this Amendment to each other party upon request of another party.

(b)                                 This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)                                  This Amendment shall be governed in accordance with the internal laws of the State of New York (without regard to conflict of laws principles which would result in the application of the law of another jurisdiction) as an instrument under seal.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

EF&A FUNDING, L.L.C., d/b/a ALLIANT CAPITAL, LLC

By:	Alliant Mgmt, Inc., its Manager

By	/s/ Kelley Prevete
Name:	Kelley Prevete
Title:	Vice President

BANK OF AMERICA, N.A., as Credit Agent and Lender

By	/s/ Shane Whitson
Name:	Shane Whitson
Title:	Vice President

Signature page to Fifth Amendment to Fifth Amended and Restated Mortgage Warehousing and Security Agreement